Christa Davies
Aon Corporation
United States

July 8, 2021

International Assignment: Chicago, Illinois to London, England

Dear Christa,

This letter serves to amend your international assignment letter effective July 1, 2016 governing the terms of your international assignment from Chicago, Illinois to London, England (your “International Assignment Letter”).

Pursuant to this letter, the term of your international assignment shall be extended an additional one year, through June 30, 2022.

Except as otherwise expressly modified herein, the terms of the International Assignment Letter, and your acknowledgment and acceptance thereof, shall continue in full force and effect.

Please confirm acceptance of the terms and conditions of this letter by signing below and returning a copy of the signed letter to me.

Sincerely,

/s/ Lisa Stevens

Lisa Stevens
Chief People Officer

Acknowledged and Agreed:

/s/ Christa Davies
Christa Davies